PROMISSORY NOTE

June 6, 2017

FOR VALUE RECEIVED, Puebla Resources Corp., a Nevada Corporation, promises to pay Alejandro Vargas, on or before December 31, 2019, the amount of Ten Thousand Dollars ($10,000.00) in the currency of the United States, plus simple interest on the principal amount of this Promissory Note accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

PUEBLA RESOURCES CORP.

Per /s/ Alejandro Vargas

     Alejandro Vargas, Pres., CFO